EXHIBIT 12.1
STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

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                                                               For the Twelve Months Ended September 30
                                                     --------------------------------------------------------------
(Dollars in thousands)                                  2001        2000        1999        1998          1997
---------------------------------------------------- ------------ ----------- ----------- ----------- -------------

FIXED CHARGES:
Real estate
Interest and debt expense                               $ 51,203    $ 47,149    $ 40,546    $ 43,025      $ 40,845
Ground rent                                                   --          --          --          69           101
                                                     ------------ ----------- ----------- ----------- -------------
    Total fixed charges for ratio - real estate           51,203      47,149      40,546      43,094        40,946
Banking
Preference security dividend requirements of
   consolidated subsidiary                                15,000      15,000      15,000      15,000        15,000
Interest expense                                         422,744     394,400     245,507     238,410       239,815
                                                     ------------ ----------- ----------- ----------- -------------
    Total fixed charges for ratio - total company       $488,947    $456,549    $301,053    $296,504     $ 295,761
                                                     ============ =========== =========== =========== =============

EARNINGS:
Operating income - total company                        $114,834    $ 77,351    $ 85,689    $165,950      $ 61,194
Equity in earnings of unconsolidated entities             (8,314)     (7,711)     (5,360)     (1,918)       (4,150)
Distributions from unconsolidated entities                10,814      10,297       9,513       8,581         7,992
Capitalized interest                                        (569)     (1,175)       (961)       (208)          (26)
Preference security dividend requirements of
   consolidated subsidiary                               (15,000)    (15,000)    (15,000)    (15,000)      (15,000)
                                                     ------------ ----------- ----------- ----------- -------------
                                                         101,765      63,762      73,881     157,405        50,010
Total fixed charges for ratio - total company            488,947     456,549     301,053     296,504       295,761
                                                     ------------ ----------- ----------- ----------- -------------
    Total earnings for ratio                            $590,712    $520,311    $374,934    $453,909     $ 345,771
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RATIO OF EARNINGS TO FIXED CHARGES                      1.2 x       1.1 x       1.2 x       1.5 x        1.2 x
                                                     ============ =========== =========== =========== =============

Excess of available earnings over fixed charges         $101,765    $ 63,762    $ 73,881    $157,405      $ 50,010
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